Exhibit 5.1

O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025	T: +1 650 473 2600 F: +1 650 473 2601 omm.com	File Number: 0483955-00019

September 10, 2021

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, California 92618

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Lantronix, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of up to $100.0 million in aggregate offering price of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, including all amendments thereto, as presently in effect (the “Certificate of Incorporation”);

(iii)	the Amended and Restated Bylaws of the Company, including all amendments thereto, as presently in effect (the “Bylaws” and, together with the Certificate of Incorporation, the “Organizational Documents”); and

(iv)	resolutions of the Board of Directors of the Company relating to the registration of the Common Stock and related matters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

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We have also assumed that, at or prior to the time of delivery of any Common Stock, (i) the Registration Statement has been been declared effective by the Commission and such effectiveness has not been terminated or rescinded, (ii) a prospectus supplement describing the Common Stock offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission, (iii) the Company has been duly organized and is and will continue to be validly existing and in good standing under the laws of Delaware, (iv) the definitive terms of the issuance and sale of the Common Stock will have been duly established in accordance with the applicable authorizing resolutions of the Board of Directors of the Company (or an authorized committee thereof) and in conformity with the Organizational Documents and applicable law (including that the requisite number of shares of Common Stock will have been reserved for issuance within the limits of the then remaining authorized but unissued and unreserved amount of such Common Stock as provided in the Certificate of Incorporation), (v) there has not occurred any change in law or further action by the Board of Directors of the Company affecting the validity of the Common Stock, and (vi) all Common Stock will be issued and sold in the manner contemplated by the Registration Statement and any applicable prospectus supplement. We have also assumed that delivery of the Common Stock will not violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that when an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and/or the prospectus and applicable prospectus supplement(s) and by such corporate action, such shares of Common Stock will be validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading “Legal Matters.” This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted, /s/ O’Melveny & Myers LLP

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